Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184962

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated March 1, 2013)

LIBERTY SILVER CORP

12,610,833 Shares of Common Stock

This prospectus supplement no. 2 supplements the prospectus dated March 1, 2013, as supplemented and amended by supplement no. 1 thereto dated May 14, 2013, relating to the offering of up to 12,610,833 shares of our common stock including a total of (i) 2,983,333 currently issued and outstanding shares of which 2,583,333 were issued by the Company in conjunction with a property acquisition transaction, and 400,000 were issued upon exercise of warrants; and (ii) a total of 9,627,500 shares issuable upon exercise of outstanding warrants.

This prospectus supplement incorporates into our prospectus the information contained in our attached report on Form 8-K, which was filed with the Securities and Exchange Commission on May 17, 2013.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is currently quoted on the Toronto Stock Exchange under the symbol “LSL.TO”.  Our common stock is not currently listed, traded or quoted on any U.S. stock exchange, the OTC Markets or any other over-the-counter market in the U.S.  However, from time to time, our common stock is bought and sold in the U.S. by appointment, which is then reported by the “Grey Market” tier of the OTC Markets. On May 16, 2013, the closing price of our stock on the Toronto Stock Exchange was CDN $0.20.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: May 15, 2013

LIBERTY SILVER CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Bay Street, Suite 2330 Brookfield Place, P.O. Box 848 Toronto, Ontario, Canada, M5J 2T3
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 888-749-4916

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Directors

On May 15, 2013, John Pulos and George Kent resigned as directors of Liberty Silver Corp. (the “Company”).  Their resignations were not the result of any known disagreement with the Company on any matter relating to the Registrant’s operations, policies or practices.

ITEM 8.01 OTHER EVENTS

The Registrant issued the press release, filed as Exhibit 99.1 herewith, on May 15, 2013.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description of Document
99.1	Press Release of the Registrant dated May 15, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY SILVER CORP.

By:  /s/ Manish Z. Kshatriya

 Executive VP & CFO

Date: May 17, 2013